Corcept Therapeutics Updates Cushing's Syndrome Development and Recent Financing

MENLO PARK, CA -- (Marketwire - May 03, 2010) - Corcept Therapeutics Incorporated (NASDAQ: CORT), a pharmaceutical company engaged in the discovery and development of drugs for the treatment of severe metabolic and psychiatric disorders, today updated the status of enrollment in its Phase 3 trial in Cushing's Syndrome and discussed its recent financing.

"Forty-five of fifty patients have been dosed in our Phase 3 study of CORLUX® for the treatment of Cushing's Syndrome, and the remaining patients are now being screened to enable completion of enrollment in the coming weeks," said Joseph Belanoff, M.D., Chief Executive Officer of Corcept. "We continue to expect to announce results of this study in the fourth quarter of 2010, and we remain on track to submit our New Drug Application (NDA) for the use of CORLUX in Cushing's Syndrome by year end."

Cushing's Syndrome Development Update

We are nearing completion of enrollment in our 50-patient open-label Phase 3 trial of CORLUX in patients with Cushing's Syndrome, which is being conducted at 20 leading medical facilities throughout the United States. The pace of enrollment has been difficult to predict given the unprecedented nature of the trial. However, with 45 patients having received treatment with CORLUX, and numerous patients in the screening phase, we are confident that the end of the enrollment phase of the trial will be quite soon.

The FDA has indicated that this single 50-patient open-label Phase 3 study of CORLUX may provide a reasonable basis for the submission of an NDA for Cushing's Syndrome. In the study, each patient's dose is titrated to clinical benefit by their clinical investigator and the endpoints are measured at the end of 24 weeks. We expect to announce results of this study in the fourth quarter of 2010. All other portions of the NDA are complete or will be completed in time to submit an NDA by year end.

Warrant Transaction

We recently completed a financing which raised gross proceeds of $7.7 million from the exercise of existing warrants and the private placement of new warrants. Investors who received warrants in Corcept's October 2009 private placement agreed to exercise those cash warrants for $1.66 per share. For each warrant exercised, the investor was given the opportunity to purchase a new warrant for $0.125 per share with an exercise price equivalent to the market price at the close of the transaction, $2.96 per share.

With the additional funds from this financing, we now have sufficient capital to support our operations into the second quarter of 2011. Participants in this transaction included existing investors Longitude Capital, Sutter Hill Ventures, Federated Kauffman Funds, and members of our Board of Directors.

About Cushing's Syndrome

Endogenous Cushing's Syndrome is caused by prolonged exposure of the body's tissues to high levels of the hormone cortisol due to either cortisol or ACTH production by tumors. Cushing's Syndrome is an orphan indication which most commonly affects adults aged 20 to 50. An estimated 10 to 15 of every one million people are newly diagnosed with this syndrome each year, resulting in over 3,000 new patients in the United States. An estimated 20,000 patients in the United States have Cushing's Syndrome. Symptoms vary, but most people have one or more of the following manifestations: high blood sugar, diabetes, high blood pressure, upper body obesity, rounded face, increased fat around the neck, thinning arms and legs, severe fatigue and weak muscles. Irritability, anxiety, cognitive disturbances and depression are also common. Cushing's Syndrome can affect every organ system in the body and can be lethal if not treated effectively.

About CORLUX

Corcept's first-generation compound, CORLUX, also known as mifepristone, directly blocks the cortisol (GR-II) receptor and the progesterone (PR) receptor. Intellectual property protection is in place to protect important methods of use for CORLUX. Corcept retains worldwide rights to its intellectual property related to CORLUX.

About Corcept Therapeutics Incorporated

Corcept is a pharmaceutical company engaged in the discovery and development of drugs for the treatment of severe metabolic and psychiatric disorders. The company has two ongoing Phase 3 programs: CORLUX for the treatment of Cushing's Syndrome, and CORLUX for the treatment of the psychotic features of psychotic depression. Corcept also has a Phase 1 program for CORT 108297. Corcept has developed an extensive intellectual property portfolio that covers the use of GR-II antagonists in the treatment of a wide variety of psychiatric and metabolic disorders, including the prevention of weight gain caused by the use of antipsychotic medication, as well as composition of matter patents for our selective GR-II antagonists.

Statements made in this news release, other than statements of historical fact, are forward-looking statements, including, for example, statements relating to Corcept's clinical development and research programs, the timing of the introduction of CORLUX and future product candidates, including CORT 108297, estimates of the timing of enrollment or completion of our clinical trials and the anticipated results of those trials, and the timing of submission of the NDA, if submitted at all, the ability to create value from CORLUX or other future product candidates and our estimates regarding our capital requirements, spending plans and needs for additional financing. Forward-looking statements are subject to a number of known and unknown risks and uncertainties that might cause actual results to differ materially from those expressed or implied by such statements. For example, there can be no assurances with respect to the cost, rate of spending, completion or success of clinical trials; financial projections may not be accurate; there can be no assurances that Corcept will pursue further activities with respect to the development of CORLUX, CORT 108297, or any of its other selective GR-II antagonists. These and other risk factors are set forth in the Company's SEC filings, all of which are available from our website (www.corcept.com) or from the SEC's website (www.sec.gov). We disclaim any intention or duty to update any forward-looking statement made in this news release.

CONTACT:
Caroline Loewy
Chief Financial Officer
Corcept Therapeutics
650-688-8783
cloewy@corcept.com
www.corcept.com